UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/18/2008

Southwest Airlines Co.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-7259

Texas	74-1563240
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

P.O. Box 36611, Dallas, Texas 75235-1611
(Address of principal executive offices, including zip code)

(214) 792-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 23, 2008, the Company entered into a two tranche sale and leaseback transaction with a third party aircraft lessor for the sale and leaseback of ten of the Company's Boeing 737-700 aircraft. Under the first tranche of the transaction, which closed on December 23, 2008, the Company sold five of its Boeing 737-700 aircraft for a total of approximately $175 million and immediately leased the aircraft back for twelve years. Under the terms of the lease agreements, the Company will continue to operate and maintain the aircraft. The Company will make monthly payments aggregating approximately $7.8 million for these aircraft for the first six months of the leases, which payments are based on the six-month LIBOR rate as of December 19, 2008. Payments under the lease agreements will be reset every six months based on changes in the six-month LIBOR rate. The lease agreements contain standard termination events, including termination upon a breach of the Company's obligations to make rental payments and upon any other material breach of the Company's obligations under the leases, and standard maintenance and return condition provisions. Upon a termination of the lease upon a breach by the Company, the Company would be liable for standard contractual damages, possibly including damages suffered by the lessor in connection with remarketing the aircraft or while the aircraft is not leased to another party. Subject to customary closing conditions, the Company expects to close the second tranche of the transaction, which would provide for the sale and 16-year leaseback of the remaining five Boeing 737-700 aircraft upon similar terms (including proceeds), in the first quarter of 2009.

Item 7.01.    Regulation FD Disclosure

(a) Fuel Hedge Update

In fourth quarter 2008, the Company modified its fuel hedge portfolio, effectively minimizing fuel hedging losses related to further oil price declines. The Company sold zero-cost collars and fixed-price swaps and has essentially reduced its fuel hedge derivative contracts to approximately ten percent of its estimated fuel consumption in each year from 2009 through 2013. Based on the modified 2009 derivative position and the forward curve as of December 22, 2008, the Company estimates its 2009 economic fuel costs per gallon, excluding fuel taxes, to be around $1.80, resulting in an estimated savings of approximately $1.4 billion compared to the 2009 fuel price guidance provided by the Company on July 24, 2008. This compares to the Company's current unhedged estimate for 2009 fuel costs per gallon of approximately $1.60. For fourth quarter 2008, there were no significant changes to the Company's fuel hedge portfolio (since the Company's most recent guidance on December 2, 2008). The modification of the Company's fuel hedge portfolio, in combination with the amendment to one of the Company's fuel hedge agreements (as discussed under Item 8.01 below), has significantly reduced the Company's current exposure to cash collateral requirements.

As of September 30, 2008, the Company held approximately $2.5 billion of cash collateral from fuel hedge counterparties. Due to the decline in oil prices during fourth quarter 2008, as of December 22, 2008, the Company had posted approximately $230 million in cash as collateral for fuel hedges (based on the forward curve) with counterparties. This collateral balance would have been approximately $600 million higher had the Company not taken steps during the fourth quarter to substantially modify its hedge position. The Company's cash balance, net of collateral posted, as of December 22, 2008, was approximately $1.3 billion. This balance excludes the approximately $575 million estimated cash inflow expected from the first tranche of the sale and leaseback transaction disclosed in Item 2.03 of this Report and the private placement disclosed below in this Item 7.01. In addition, this balance excludes the anticipated proceeds from the second tranche of the sale and leaseback transaction disclosed in Item 2.03 of this Report.

The information above contains forward-looking statements relating to the Company's current fuel hedging commitments and the estimated impact of the Company's fuel hedges on its future fuel costs. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the potential for continued volatility in the price and availability of aircraft fuel; (ii) the Company's future opportunities to address such continued volatility and any resulting changes in the Company's financial strategies; and (iii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(b) Private Placement of Senior Secured Notes due 2011

Effective as of December 22, 2008, the Company entered into a note purchase agreement with each of several qualified institutional investors to sell $400 million of its Senior Secured Notes due 2011 (the "Notes") in a private placement pursuant to Section 4(2) of the Securities Act of 1933. Subject to customary closing conditions, the financing is expected to close on December 30, 2008.

The Notes will mature on December 15, 2011, and bear interest at a fixed rate of 10.5% per annum from the closing. Interest on the Notes will be payable semi-annually, beginning June 15, 2009.

The Notes will be secured by a first priority perfected security interest in a specified pool of 17 Boeing 737-700 aircraft granted under a single mortgage. The Notes will be non-callable by the Company prior to stated maturity; however, the Notes are subject to redemption at par in certain circumstances involving a casualty loss of an aircraft securing the Notes.

The Notes will have the benefit of conventional events of default and acceleration provisions, but they will have no financial covenants.

The Notes will be subject to restrictions on transfer by the holders. Southwest has no obligation to register the Notes for public resale.

The Company expects to use the net proceeds from the sale of the Notes for general corporate purposes, and such purposes may include using a portion of the proceeds to provide cash collateral for some of the Company's fuel hedging arrangements.

Item 8.01.    Other Events

(a) Auction Rate Securities Settlement

On August 8, 2008, UBS Securities LLC and UBS Financial Services Inc. entered into settlements in principle with each of the Division of Enforcement of the SEC, the New York Attorney General and other state agencies to settle investigations relating to UBS's marketing of auction rate securities. Pursuant to the settlements, in order to provide liquidity to holders of auction rate securities in UBS accounts, UBS has agreed to offer a securities purchase and no net cost loan program to eligible participants. The Company is an eligible participant.

Under the securities purchase and loan program, UBS agrees to purchase auction rate securities of eligible participants held in UBS accounts at par value by an agreed upon future date. In addition, until such time as UBS purchases the auction rate securities, UBS agrees to offer no net cost loans under a demand facility to such eligible participants in an amount equal to the par value of the eligible participants' auction rate securities held in UBS accounts.

In exchange, eligible participants grant UBS the right to sell or otherwise dispose of the auction rate securities on such participants behalf so long as par value is returned to the participant in the event of a sale or other disposition. The no net cost loans bear interest at variable rates equal to the weighted average interest or dividend rate paid to the Borrower by the issuer of the auction rate securities in the UBS accounts. Upon the sale or purchase of the auction rate securities, the no net cost loans shall automatically terminate with the par value paid to the eligible participant offsetting the principal amounts due and payable by the eligible participant to UBS under the loans.

The Company owns auction rate securities with a par value of approximately $91 million in accounts held with UBS. On December 18, 2008, the Company entered into the UBS auction rate security loan program under that certain Credit Line Agreement by and between the Company and UBS Bank USA. Pursuant to the Credit Line Agreement, on December 22, 2008, the Company received a loan in the amount of approximately $91 million, the proceeds of which are included in the Company's cash balance as of December 22, 2008 (as discussed in Item 7.01 of this Report). UBS is required to repurchase the Company's auction rate securities beginning June 30, 2010.

(b) Amendment to Fuel Hedge Agreement

On December 23, 2008, the Company entered into an amendment to one of its fuel hedging agreements. Previously, if Southwest became obligated to post collateral as security for its potential obligations under the agreement, all such collateral was required to be cash. Under the agreement, as amended, until January 1, 2010, if the Company becomes obligated to post collateral for obligations in amounts of up to $300 million and in excess of $700 million, the Company will continue to be required to post cash collateral; however, if the Company becomes obligated to post collateral for obligations in amounts between $300 million and $700 million, the Company has agreed to pledge 20 of its Boeing 737-700 aircraft as collateral in lieu of cash.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Airlines Co.

Date: December 23, 2008	By:	/s/ Laura Wright
Laura Wright
Senior Vice President - Finance and Chief Financial Officer